EXHIBIT 99.1
T-Mobile US Reports Second Quarter 2013 Results

America's Un-carrier continues to make groundbreaking moves to revolutionize the wireless industry resulting in strong customer growth of 1.1 million net additions including 688,000 branded postpaid net additions

Second Quarter 2013 Highlights Include:

•	Total customer net additions of 1.1 million, an improvement of 1.3 million net additions year-over-year

•	T-Mobile led the US wireless industry in the second quarter with 685,000 branded postpaid phone net additions

◦	Branded postpaid net additions of 688,000, an improvement of more than 1.2 million year-over-year

◦	Total branded customer net additions of 678,000, the strongest growth in four years

•	Record low branded postpaid churn of 1.58%, a decrease of approximately 50 basis points year-over-year

•	Adjusted EBITDA of $1.1 billion - pro forma combined(1) adjusted EBITDA of $1.3 billion

•	4G LTE network rollout ahead of plan with 157 million people covered in 116 metro areas

•	Successful execution of major strategic initiatives including the launch of the iPhone, the launch of Simple Choice and JUMP!, and the pending spectrum acquisition from U.S. Cellular

•	Rapid progress with the integration of MetroPCS - expansion of MetroPCS brand into 15 new markets

BELLEVUE, Wash. - August 8, 2013 - T-Mobile US, Inc. (NYSE: TMUS) today reported second quarter 2013 results demonstrating significant growth in its total and branded customer base due to the successful execution of its Un-carrier strategy.

T-Mobile reported 678,000 total branded net customer additions for the quarter, including branded postpaid net additions of 688,000 and branded prepaid net losses of 10,000. Reported results include two months, May and June, of MetroPCS results. The branded postpaid net additions represent an improvement of more than 1.2 million branded postpaid net additions year-over-year, driven by a record low branded postpaid churn of 1.58% and a 77% year-over-year increase in branded postpaid gross additions.

“T-Mobile's Un-carrier approach has clearly resonated with consumers. By fixing the things that drive them mad, like contracts and upgrades, and freeing them from the two-year sentences imposed on them by our competitors, they are choosing the new T-Mobile in unprecedented numbers,” said John Legere, President & CEO of T-Mobile. “We are just beginning and we will continue to apply this innovative thinking to the Un-carrier offers we create and to the internal operations of our company, which taken together are driving significant shareholder value creation.”

On March 26, 2013, the Company launched its radically simplified unlimited “Simple Choice” rate plan. Device financing with the Equipment Installment Plan (EIP) provides customers with low out-of-pocket costs on some of the most popular devices available in the US wireless industry. On April 12, 2013, T-Mobile began selling the iPhone at all company-owned stores in combination with the new Simple Choice service plan. Since the April 12th launch, iPhone sales have accounted for approximately 29% of T-Mobile's branded gross customer additions and upgrade smartphone sales, excluding MetroPCS. Additionally, T-Mobile also benefitted from strong sales of other smartphones, in particular the Samsung Galaxy S4. Total smartphone sales, including sales to branded prepaid customers, were 4.3 million units in the second quarter of 2013, equivalent to 86% of total units sold, up from 71% in the second quarter of 2012.

As of July 10, 2013, the Company unveiled JUMP! - a groundbreaking approach to more frequent phone upgrades and the launch of 4G LTE in 116 metro areas covering 157 million people. This far exceeded the stated goal of reaching 100 million people by mid-year. Cash capital expenditures for the second quarter of 2013 were $1.1 billion, in support of an accelerated network modernization program which is on pace to meet the previously stated goal of 200 million people with 4G LTE prior to the end of 2013.

On June 28, 2013, T-Mobile announced that its wholly owned subsidiary had signed an agreement to purchase 10 MHz of Advanced Wireless Services (AWS) spectrum from U.S. Cellular for $308 million in cash. The spectrum covers a total of 32 million people in 29 markets in the Mississippi Valley region, including St. Louis, Nashville, Kansas City, Memphis,

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Lexington, Little Rock, Birmingham, New Orleans, and Louisville. Pending regulatory approval, the transaction is expected to close in the fourth quarter of 2013.

On July 25, 2013, T-Mobile announced that less than three months after the business combination of T-Mobile USA and MetroPCS Communications was completed, it has doubled the MetroPCS brand presence across the country and is bringing “Wireless for All” to 15 new markets. The Company will be offering its “Bring Your Own Phone” program to customers of the MetroPCS brand. MetroPCS customers can expect to experience speeds on average of seven times faster than those previously available. Additionally, the MetroPCS brand expanded its 4G smartphone portfolio with the introduction of the Nokia Lumia 521 and LG Optimus F3 in select markets.

Operational and Financial Highlights
T-Mobile ended the second quarter of 2013 with approximately 44 million customers, an increase of more than 10 million customers from the end of the first quarter of 2013, of which 1.1 million were net additions and 8.9 million were acquired customers from MetroPCS, which are included in branded prepaid customers. T-Mobile significantly grew its total branded customer base, including branded prepaid, with 678,000 net customer additions during the quarter. Branded postpaid net customer additions of 688,000 represented an improvement of over 1.2 million customers from the 557,000 net branded postpaid net customer losses in the second quarter of 2012, due to record low branded postpaid churn and significantly higher gross additions. With 685,000 branded postpaid phone net additions T-Mobile led the US wireless industry in the second quarter of 2013. Branded postpaid phone net additions are defined as branded postpaid net additions minus postpaid mobile broadband net additions. The Company's network modernization program and strong execution of its Un-carrier strategy contributed to an all-time low branded postpaid churn rate of approximately 1.6% for the quarter, down 50 basis points from the second quarter of 2012 rate of 2.1%. The primary driver for branded prepaid losses of 10,000 in the second quarter was credit worthy customers that have historically purchased prepaid products upgrading to branded Simple Choice postpaid plans. Excluding these qualified upgrades by T-Mobile customers, organic branded prepaid net additions were positive. Branded prepaid churn for the quarter of 5.4% was down from 6.0% in the second quarter of 2012 due to the inclusion of MetroPCS customers in the prepaid base, as MetroPCS has historically had lower churn in its customer base than T-Mobile USA's prepaid customer base.

The quality of T-Mobile's customer base continues to improve. During the second quarter of 2013 the Company's porting ratios improved against all carriers. Prime applications tripled since the second quarter of 2012. The credit quality of the EIP receivables improved - with 52% categorized as “Prime” compared to 43% at the end of 2012. Additionally the Company's service revenue Days Sales Outstanding (DSOs) metric decreased by approximately 10% year-over-year and bad debt expense decreased by 48% year-over-year.

Service revenues for the second quarter grew by 8.6% year-over-year primarily due to the inclusion of MetroPCS results for May and June 2013, while total revenues increased by 27.5% primarily due to the inclusion of MetroPCS results for May and June 2013 and higher equipment sales due to record smartphone sales.

On a pro forma combined basis, including three months of MetroPCS results for the quarters ended June 30, 2013 and 2012 respectively, total revenues for the second quarter of 2013 grew by 7.9% year-over-year, driven by strong equipment revenues in conjunction with record smartphone sales. The mix of branded postpaid customers on Value or Simple Choice plans was 50% as of June 30, 2013, up from 36% as of March 31, 2013. This was a primary driver of the pro forma combined service revenue decline of 7.5% year-over-year, which represents a sequential improvement over the pro forma combined rate of decline in the first quarter of 2013. On a pro forma combined basis, second quarter 2013 service revenues improved slightly compared to the first quarter of 2013. This relative improvement was driven by higher customer volumes.

Branded postpaid average revenue per user (ARPU) decreased year-over-year by 6.5% to $53.60, primarily as a result of increased adoption of Value and Simple Choice plans, which deliver lower ARPU due to lower service charges compared to traditional plans bundled with a discounted handset. While the year-over-year percentage decline in branded postpaid ARPU was in line with the first quarter of 2013, the sequential decline slowed significantly to $0.47 compared to a decline of $1.40 in the first quarter.

Reported branded prepaid ARPU increased by 29.7% year-over-year due to the inclusion of MetroPCS results. On a pro forma combined basis branded prepaid ARPU increased by 0.7% to $35.97.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Adjusted EBITDA for the second quarter decreased by 16.0% to $1.1 billion compared to the same period of last year. On a pro forma combined basis adjusted EBITDA declined by 30% year-over-year to $1.3 billion, primarily due to higher promotional expenditures, significantly higher gross additions, driving higher handset sales, and higher upgrade volumes. Branded postpaid gross additions for the second quarter increased by 77% year-over-year and by 53% quarter-over-quarter.

MetroPCS Combination
T-Mobile has made rapid progress with regard to the integration of MetroPCS. The Company began selling HSPA+ and LTE compatible devices to MetroPCS customers in the quarter through MetroPCS branded distribution points. Additionally, the Company has already combined MetroPCS' 4G LTE spectrum in Las Vegas with T-Mobile's network and spectrum, doubling the LTE spectrum deployment and dramatically increasing data speeds for both T-Mobile and MetroPCS customers with capable devices. On July 25, 2013, the Company announced the strategic expansion of the MetroPCS brand with the planned launch of 15 new markets.

2013 Outlook Guidance

For the full year of 2013, T-Mobile is projecting adjusted EBITDA on a pro forma combined basis, including MetroPCS results for the full year, to be in the range of $5.2 to $5.4 billion. Cash capital expenditures are expected to be in the range of $4.2 to $4.4 billion on a pro forma combined basis.

On a reported basis, including eight months of MetroPCS results, this guidance is equivalent to adjusted EBITDA in the range of $4.7 to $4.9 billion and cash capital expenditures of $4.0 to $4.2 billion for the year.

With the success of our Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net additions for 2013 are expected to be between 1.0 and 1.2 million. With this growth, and rate plan migrations, the penetration of Value/Simple Choice plans in the branded postpaid base is projected to be between 60% and 70% by the end of 2013.

Quarterly Financial Results
For more details on T-Mobile's second quarter 2013 financial results, including its “Investor Quarterly” and detailed financial tables including the required non-GAAP reconciliations, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

(1) Pro forma combined measures include the combined results of T-Mobile USA and MetroPCS following the business combination - See Investor Quarterly for further detail.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: "TMUS") is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Wash., T-Mobile US operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 44 million wireless subscribers and provides products and services through 70,000 points of distribution. For more information, please visit http://www.t-mobile.com.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Q2 2013 Earnings Conference Call

T-Mobile US will host a conference call to discuss its financial and operational results for the second quarter 2013 on Thursday, August 8, 2013 at 11:00 a.m. Eastern Time (ET).

T-Mobile Conference Call Information:
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	9850621

Please plan on accessing the conference call ten minutes prior to the scheduled start time. The conference call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com.

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 9850621.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; our significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2013. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Calculation of Adjusted EBITDA:
Net income (loss)	$200	$207	$(7,735)	$(8)	$107	$(16)
Adjustments:
Interest expense to affiliates	171	151	154	185	178	225
Interest expense	—	—	—	—	51	109
Interest income	(15)	(18)	(20)	(24)	(35)	(40)
Other (income) expense, net	16	(23)	(4)	16	6	(118)
Income tax expense	125	135	12	78	72	21
Operating income (loss)	497	452	(7,593)	247	379	181
Depreciation and amortization	747	819	825	796	755	888
MetroPCS transaction related costs	—	—	—	7	13	26
Restructuring costs	6	48	36	(5)	31	23
Impairment charges	—	—	8,134	—	—	—
Stock based compensation	—	—	—	—	—	6
Other, net (1)	24	19	(176)	3	—	—
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$1,178	$1,124

Adjusted EBITDA of MetroPCS (2)	262	477	466	307	291	141
Pro Forma Combined Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$1,469	$1,265

(1)
Other, net for the year ended December 31, 2012 represents transaction related retention costs from the terminated AT&T acquisition of T-Mobile, gains/losses on intangible assets, and other material transactions. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Income and Comprehensive Income due to certain routine operating activities that are not excluded from Adjusted EBITDA.

(2)
The adjusted EBITDA of MetroPCS for Q2 2013 reflects the adjusted EBITDA of MetroPCS for April 2013, For Q1 2013 and earlier periods the adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

“Adjusted EBITDA” is a non-GAAP financial measure, which is defined as earnings before interest expense (net of interest income), tax, depreciation, amortization, stock compensation and excludes transactions that are not reflective of T-Mobile's ongoing operating performance. In a capital-intensive industry such as wireless telecommunications, T-Mobile believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of its operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. T-Mobile uses Adjusted EBITDA as an integral part of our planning and internal financial reporting processes, to evaluate the performance of our business by senior management and to compare its performance with that of many of our competitors. T-Mobile believes that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to Adjusted EBITDA. Adjusted EBITDA excludes transactions that are not reflective of T-Mobile's ongoing operating performance and is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The following schedule reflects the Branded CPGA calculation and provides a reconciliation of cost of acquiring branded customers used for the Branded CPGA calculation to customer acquisition costs reporting on our condensed consolidated statements of income:

(in millions, except gross customer additions and CPGA)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Calculation of Cost Per Branded Gross Addition (CPGA):
Customer acquisition expenses	$749	$751	$823	$963	$737	$1,028
Add: Loss on equipment sales
Equipment sales	(535)	(435)	(554)	(718)	(606)	(1,379)
Cost of equipment sales	845	745	866	981	886	1,936
Total loss on equipment sales	310	310	312	263	280	557
Less: Loss on equipment sales related to customer retention	(203)	(228)	(232)	(240)	(195)	(415)
Loss on equipment sales related to customer acquisition	107	82	80	23	85	142
Cost of acquiring new branded customers	$856	$833	$903	$986	$822	$1,170
Divided by: Gross branded customer additions (in thousands)	2,334	1,985	2,365	2,399	2,411	3,590
Branded CPGA	$367	$420	$382	$411	$341	$326

Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the loss on equipment sales related to acquiring new customers for the specified period, by gross branded customer additions during the period. The loss on equipment sales related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the loss on equipment associated with retaining existing customers is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers.

The following schedule reflects the Branded CPU calculation and provides a reconciliation of the cost of serving customers used for the Branded CPU calculation to total network costs plus general and administrative costs reported on our condensed consolidated statements of income:

(in millions, except average number of customers and CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Calculation of CPU:
Network costs	$1,196	$1,178	$1,141	$1,146	$1,109	$1,327
Add: General and administrative expenses	970	871	840	829	769	819
Add: Loss on equipment sales related to customer retention	203	228	232	240	195	415
Total cost of serving customers	$2,369	$2,277	$2,213	$2,215	$2,073	$2,561
Divided by: Average number of branded customers (in thousands)	27,038	26,736	26,517	26,234	26,053	32,327
Branded CPU	$29	$28	$28	$28	$26	$26

Branded Cost Per User (“CPU”) is determined by dividing network costs and general and administrative expenses plus the loss on equipment sales unrelated to customer acquisition, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

Pro Forma Combined Reconciliations

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Service Revenues
T-Mobile (1)	$4,444	$4,381	$4,261	$4,127	$4,005	$4,756
MetroPCS	1,159	1,159	1,122	1,100	1,101	366
Total service revenues	$5,603	$5,540	$5,383	$5,227	$5,106	$5,122

Branded Revenues
T-Mobile (1)	$4,198	$4,127	$4,021	$3,890	$3,766	$4,526
MetroPCS	1,159	1,159	1,122	1,100	1,101	366
Total branded revenues	$5,357	$5,286	$5,143	$4,990	$4,867	$4,892

Branded Prepaid Revenues
T-Mobile (1)	$377	$414	$450	$474	$503	$1,242
MetroPCS	1,159	1,159	1,122	1,100	1,101	366
Total branded prepaid revenues	$1,536	$1,573	$1,572	$1,574	$1,604	$1,608

Revenues
T-Mobile (1)	$5,034	$4,883	$4,893	$4,909	$4,677	$6,228
MetroPCS	1,277	1,281	1,259	1,284	1,287	423
Total revenues	$6,311	$6,164	$6,152	$6,193	$5,964	$6,651

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Cash Capex - Property and Equipment
T-Mobile (1)	$747	$539	$717	$898	$1,076	$1,050
MetroPCS	144	182	262	258	154	61
Total Cash Capex - Property and Equipment	$891	$721	$979	$1,156	$1,230	$1,111

(1) The second quarter of 2013 represents the results for T-Mobile USA for April 2013 and the results for the combined entity of T-Mobile USA and MetroPCS for May and June 2013.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com